Exhibit 10.08

AMENDMENTS TO THE
SCANA CORPORATION SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

Pursuant to the authority granted to the officers of SCANA Corporation by a Resolution of the Board of Directors of SCANA Corporation adopted on November 1, 2006, the following amendments shall be included in the working copy of the SCANA Corporation Supplemental Executive Retirement Plan (the “Supplemental Plan”) as follows effective November 1, 2006 (with new language bolded and underlined, deletions struck-through):

1.	Section 8.1 is amended to read as follows:

8.1 Accelerated Distributions Upon Change in Control. Notwithstanding anything in this Supplemental Plan to the contrary, and subject to the terms of any Agreement, upon the occurrence of a Change in Control where there has not been a termination of the SCANA Corporation Key Executive Severance Benefits Plan (“KESBP”) prior thereto, the Actuarial Equivalent present value of all amounts (or remaining amounts) owed under this Supplemental Plan and each underlying Agreement as of the date of such Change in Control (referred to as each Participant’s “SERP Benefit”) shall become immediately due and payable. All SERP Benefits payable under this Section 8.1 shall be paid to each Participant (or his designated Beneficiary) in the form of a single sum payment of the Actuarial Equivalent present value of all such amounts owed, ~~together with an amount (the “Gross-Up Payment”) such that the net amount retained by each Participant after deduction of any excise tax imposed by Section 4999 of the Code (or any similar tax that may hereafter be imposed) on such benefits (the “Excise Tax”) and any federal, state, and local income tax and Excise Tax upon the Participant’s SERP Benefit and the Gross-Up Payment provided for by this Section 8 shall be equal to the Actuarial Equivalent present value of the Participant’s SERP Benefit~~. Such payment shall be made by the Corporation (or to the extent assets are transferred to a “rabbi trust” for such purpose, by the trustee of such trust in accordance with the trust’s terms) to the Participant (or his designated Beneficiary) as soon as practicable following the Change in Control, but in no event later than the date specified by the terms of the SCANA Corporation Executive Benefit Plan Trust. In all events, if the KESBP was terminated prior to such Change in Control, then the provisions of this Section 8.1 shall not apply and Participants’ benefits shall be determined under the otherwise applicable provisions of this Supplemental Plan and/or any Agreement.

2.	Sections 8.2 and 8.3 are deleted in their entirety, and the remaining Sections and internal cross-references are re-numbered accordingly.

IN WITNESS WHEREOF, the Company has caused this SCANA Corporation Supplemental Executive Retirement Plan to be amended by its duly authorized officer to be effective as of November 1, 2006.

SCANA Corporation

By: /s/William B. Timmerman
William B. Timmerman

Title: Chairman, President and Chief Executive Officer

ATTEST:

/s/Lynn M. Williams
Secretary